MALLINCKRODT PHARMACEUTICALS
SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN

Amended and Restated Effective as of January 1, 2018

2.36	Plan Year	8
2.37	Prior Eligible Employee	8
2.38	Responsible Company	8
2.39	Retirement	9
2.4	RSIP	9
2.41	Sales Incentive Compensation	9
2.42	Separation	9
2.43	Separation Date	9
2.44	Separation from Service	9
2.45	Separation Payment	9
2.46	SERP	9
2.47	SERP Participant	9
2.48	Specified Date Payment	9
2.49	SSRP	9
2.5	SSRP Participant	10
2.51	Subsidiary Change of Control	10
2.52	Tyco SERP	10
2.53	Tyco SSRP	10
2.54	Unforeseeable Emergency	10
Article III Administration		10
3.1	Plan Administrator	10
Article IV Participation		10
4.1	Eligible Employees	10
4.2	Future Eligible Employees	10
4.3	Prior Eligible Employees	11
Article V Basic Deferral Participation		11
5.1	Election to Participate	11
5.2	Amount of Deferral Election	11
5.3	Deferral Limits	12
5.4	Period of Commitment	12
5.5	Vesting of Compensation Deferrals	12
5.6	Compensation Deferral Cancellation	12
Article VI Matching, Company and Discretionary Credits		12
6.1	Matching Credits	12
6.2	Company Credits	12
6.3	Discretionary Credits	13
6.4	Vesting of Matching, Company, Core and Discretionary Credits	13
Article VII Participant Account		14
7.1	Establishment of Account	14
7.2	Earnings (or Losses) on Account	14
7.3	Valuation of Account	14
7.4	Statement of Account	14
7.5	Payments from Account	14
7.6	Separate Accounting	15
Article VIII Payments to Participants		15
8.1	Distribution of Payments.	15

8.2	Change in Election	16
8.3	Cash-Out Payments	16
8.4	Death or Disability Benefit	16
8.5	Valuation of Payments	16
8.6	Unforeseeable Emergency	17
8.7	Withholding Taxes	17
8.8	Effect of Payment	17
8.9	Delay of Payment for Specified Employees	17
Article IX Claims Procedures		17
9.1	Filing a Claim	17
9.2	Appeal of Denied Claims	18
9.3	Legal Action	19
Article X Miscellaneous	19
10.1	Protective Provisions	19
10.2	Inability to Locate Participant or Beneficiary	19
10.3	Designation of Beneficiary	19
10.4	No Contract of Employment	20
10.5	No Limitation on Company Actions	20
10.6	Obligations to Company	20
10.7	No Liability for Action or Omission	20
10.8	Nonalienation of Benefits	20
10.9	Liability for Benefit Payments	21
10.1	Unfunded Status of Plan	21
10.11	Forfeiture for Cause	21
10.12	Governing Law	22
10.13	Severability of Provisions	22
10.14	Headings and Captions	22
10.15	Gender, Singular and Plural	22
10.16	Notice	22
10.17	Amendment and Termination	22
Appendix I	SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PROVISIONS	23

MALLINCKRODT PHARMACEUTICALS
SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
ARTICLE I
Purpose

1.1     Supplemental Savings and Retirement Plan. The name of this plan is the Mallinckrodt Pharmaceuticals Supplemental Savings and Retirement Plan (the “SSRP” and together with the Supplemental Executive Retirement Plan (the “SERP”) attached hereto as Appendix I, the “Plan”). The SSRP is effective as of April 1, 2013 and was created as a spin-off from and continuation of the Covidien SSRP with respect to the Accounts of certain Participants aligned with the Covidien plc pharmaceutical business unit in connection with the separation of Mallinckrodt Enterprises LLC and its underlying subsidiaries (“Mallinckrodt Pharmaceuticals”) from the Covidien plc controlled group of corporations. The SSRP was created to provide certain of the key employees of the Company with the ability to defer receipt of compensation that would otherwise be payable to them and to make up for amounts that could not be contributed on their behalf as matching contributions under the Covidien Retirement Savings and Investment Plan and now the Mallinckrodt Pharmaceuticals Retirement Savings and Investment Plan due to certain restrictions applicable under the Code. Except for amounts that were deferred and vested as of December 31, 2004, the terms of the SSRP are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or the regulations promulgated thereunder.

1.2    Background. Effective as of April 1, 1994, TME Management Corporation (“TME”) adopted the Tyco Deferred Compensation Plan (“Tyco DCP”) to allow a select group of key management or other highly compensated employees of TME and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. All compensation deferrals under the Tyco DCP were deferred and vested before January 1, 2005. Except as provided hereunder, such amounts and the earnings thereon shall therefore continue to be administered in accordance with the terms of the Tyco DCP as in effect prior to the adoption of the SSRP and shall constitute “grandfathered” amounts that are not subject to Code Section 409A and the regulations and rulings promulgated thereunder. TME amended and restated the Tyco DCP, effective as of January 1, 2005, and renamed it the Tyco SSRP. Tyco International Ltd.’s healthcare business separated from Tyco International Ltd. on June 29, 2007 and was renamed Covidien Ltd. In connection with the separation, Tyco Healthcare Group LP adopted the Covidien SSRP as a spin-off and continuation of the Tyco SSRP solely with respect to employees and Participants aligned with Tyco’s healthcare business unit and the Accounts of such Participants (including grandfathered amounts) were transferred to the Covidien SSRP. On June 4, 2009, Covidien Ltd. was reorganized by means of a scheme of arrangements whereby the place of incorporation was effectively changed from Bermuda to Ireland and following certain corporate action, the common shares of Covidien Ltd. were exchanged on a one-for-one basis for ordinary shares of Covidien plc. As a result of this reorganization, Covidien Ltd. became a wholly owned subsidiary of Covidien plc. Effective as of April 1, 2013, Mallinckrodt Enterprises LLC adopted the SSRP as a spin-off from and continuation of the Covidien SSRP solely with respect to Participants aligned with Covidien plc’s pharmaceutical business unit, and the Accounts of such Participants (including grandfathered amounts) were transferred to the SSRP. Effective January 1, 2018, the SSRP is amended to eliminate Spillover Contributions, limit eligibility and implement additional other changes.

1.3    Merger of Certain Benefits Under the Covidien Supplemental Executive Retirement Plan into the SSRP. As of April 1, 2013, the accounts of certain participants in the Covidien Supplemental Executive

Retirement Plan (“Covidien SERP”) who were aligned with the Covidien plc pharmaceutical business unit in connection with the separation of Mallinckrodt Pharmaceutical from the Covidien plc controlled group of corporations were merged with and into the SSRP and maintained as part of the Plan. Notwithstanding the foregoing, the merger of the accounts of certain participants in the Covidien SERP with and into the SSRP did not change the timing, form or any other provision of Covidien SERP benefits such that the Covidien SERP benefits that were transferred to the SSRP shall remain grandfathered under Code Section 409A and the regulations and rulings promulgated thereunder. All provisions relating to the benefits transferred from the Covidien SERP shall be contained in Appendix I attached hereto.

1.4    Benefits Under the Covidien SSRP and the Covidien SERP. With respect to each Participant (or Beneficiary, as applicable) who participated in the Covidien SSRP or the Covidien SERP prior to the Separation and who was aligned with Covidien plc’s pharmaceutical business unit, Tyco Healthcare Group LP shall transfer from the Covidien SSRP and the Covidien SERP to such Participant’s or Beneficiary’s Account under the SSRP an amount equal to the value of the notional accounts credited to the Participant or Beneficiary under the Covidien SSRP and the Covidien SERP immediately prior to such transfer. The transfer of the value of such notional accounts pursuant to this paragraph shall be in lieu of maintaining such credits and liabilities under the Covidien SSRP and the Covidien SERP, and such transfer shall occur as of April 1, 2013.
Other than the “grandfathered” amounts described in Section 1.2, benefits for any Participant or Beneficiary that were credited under the Covidien SSRP and the Covidien SERP prior to the Effective Date and which were transferred to the Plan will be determined in accordance with the provisions of the Covidien SSRP and the Covidien SERP, but paid in accordance with the Plan, unless modifications to such transferred benefits are specifically provided by a subsequent amendment to the Plan. Benefits credited on and after the Effective Date shall be determined in accordance with the provisions of the Plan.
1.5    Deferred Compensation Plan. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a nonqualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.6    Transferred Participant Elections Under the Covidien SSRP. The Accounts of Participants and Beneficiaries that were transferred to the SSRP from the Covidien SSRP in conjunction with the Separation (“Transferred Participants”) shall be subject to certain special terms and conditions as follows:

(a)Beneficiary Designation. Absent an affirmative election to the contrary, a Transferred Participant’s election to designate a Beneficiary or Beneficiaries under the Covidien SSRP or Covidien SERP shall be deemed to be an election to designate the same Beneficiary or Beneficiaries under the Plan.

(b)Enrollment and Payment Agreement. A Transferred Participant’s Enrollment and Payment Agreement under the Covidien SSRP prior to the Effective Date (i) shall be deemed to be an election to make Compensation Deferrals under the SSRP, (ii) shall be deemed to be an election as to the timing and form of distribution for amounts relating to the applicable Enrollment and Payment Agreement, and (iii) shall be deemed to be an election to allocate his or her Account to certain Measurement Funds under the SSRP, as provided in Section 2.31 of the Plan.

ARTICLE II
Definitions

For ease of reference, the following definitions will be used in the Plan:
2.1    Account. “Account” means the bookkeeping account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under the Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets. The term “Account” includes the value of amounts transferred from the Covidien SSRP (including amounts previously transferred to the Covidien SSRP from the Tyco SSRP) in connection with the Company’s separation from Covidien plc (as described in Section 1.2 above). The term “Account” also includes the value of amounts transferred from the Covidien SERP (including amounts previously transferred to the Covidien SERP from the Tyco SERP) in connection with the Company’s separation from Covidien plc (as described in Section 1 of the SERP).

2.2    Administrative Error Correction. “Administrative Error Correction” means the discretion used by the Plan Administrator to permit an Administrative Error to be corrected by allowing the affected Eligible Employee’s or Participant’s Enrollment and Payment Agreement to be processed after the end of the Annual Enrollment Period or 30-day enrollment period for newly eligible employees, as applicable. Corrections attributable to an Annual Enrollment Period may be processed after such Annual Enrollment Period ends but may not be processed after January 31 of the Plan Year to which the Enrollment and Payment Agreement relates. Corrections attributable to a 30-day enrollment period may be processed after such period expires but may not be processed after the later of (a) 30 days after such expiration date or (b) 60 days after the date the Eligible Employee is notified of eligibility to participate in the Plan. Corrections under this Section 2.2 shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder. “Administrative Error” means (x) an error by an Eligible Employee or Participant to properly complete or file an Enrollment and Payment Agreement, or any other similar action, following a good faith attempt, or (y) the failure of the Plan Administrator or its delegate to properly process an Eligible Employee’s or Participant’s Enrollment and Payment Agreement.

2.3    Affiliated Company. “Affiliated Company” shall mean (a) a corporation which, together with the Company, is a member of a controlled group of corporations (as defined in Code Section 414(b)), (b) a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with Mallinckrodt Enterprises LLC, (c) a corporation, partnership or other entity which, together with Mallinckrodt Enterprises LLC, is a member of an affiliated service group (as defined in Code Section 414(m)), (d) an organization which is required to be aggregated with Mallinckrodt Enterprises LLC pursuant to regulations promulgated under Code Section 414(o), or (e) any service recipient or employer that is within a controlled group of corporations as defined in Code Section 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer with trades or businesses under common control as defined in Code Section 414(c) and Treasury Regulations Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treasury Regulations Sections 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or businesses under common control.

2.4    Annual Enrollment Period. “Annual Enrollment Period” shall mean, with respect to a Plan Year, the period that begins on a date specified by the Plan Administrator and that ends no later than December 31 of the year immediately preceding the Plan Year for which elections made during such period are effective.

2.5    Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under the Plan in the event of the Participant’s death as provided in Section 10.3. A SERP Participant’s Beneficiary designation made while participating in the Covidien SERP shall apply under the SERP until such time that the SERP Participant takes all necessary actions to change his or her Beneficiary designation under the SERP.

2.6    Board. “Board” means the Board of Directors of Mallinckrodt Enterprises LLC.

2.7    Bonus Compensation. “Bonus Compensation” means any annual performance-based cash bonus or incentive compensation, payable to a Participant pursuant to a written plan that provides for annual payments thereunder, as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Code Section 401(k) or Code Section 125, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include (a) any special or one-time bonus payment, (b) any amount paid under any equity incentive plan, (c) any bonus paid after Separation from Service, and (d) Commission Compensation.

2.8    Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.9    Cause. “Cause” means a Participant’s (a) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (b) violation of any fiduciary duty owed to the Company, (c) conviction of a felony or misdemeanor, (d) dishonesty, (e) theft, (f) violation of Company rules or policy, or (g) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of Cause may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Participant refuses to improve deficient performance).

2.10    Change of Control. “Change of Control” means any of the following events:

(a)any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose (i) Mallinckrodt Enterprises LLC or any subsidiary company (wherever incorporated) of Mallinckrodt Enterprises LLC as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended (a “Subsidiary”) and (ii) any employee benefit plan of Mallinckrodt Enterprises LLC or any Subsidiary (or any person or entity organized, appointed or established by Mallinckrodt Enterprises LLC for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of Mallinckrodt Enterprises LLC) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Mallinckrodt Enterprises LLC representing more than 30% of the combined voting power of Mallinckrodt Enterprises LLC’s then-outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Mallinckrodt Enterprises LLC;

(b)persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of Mallinckrodt Enterprises LLC subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(c)consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of Mallinckrodt Enterprises LLC (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Mallinckrodt Enterprises LLC immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Mallinckrodt Enterprises LLC or all or substantially all of Mallinckrodt Enterprises LLC’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of Mallinckrodt Enterprises LLC; or

(d)approval by the members of Mallinckrodt Enterprises LLC of a complete liquidation or dissolution of Mallinckrodt Enterprises LLC.

2.11    Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.12    Committee. “Committee” means the Mallinckrodt Pharmaceuticals Retirement Investments Committee or its successor or successors.

2.13    Company. “Company” means Mallinckrodt Enterprises LLC, and its parents, subsidiaries, Affiliated Companies and successors (excluding any parent, subsidiary or Affiliated Company that has not been approved by the Company for participation in the Plan). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.

2.14    Company Credit. “Company Credit” means an amount credited by the Company for the benefit of an SSRP Participant pursuant to Section 6.2.

2.15    Compensation. “Compensation” means, with respect to a Plan Year, such term as defined in the RSIP as of the first day of such Plan Year, but without application of the Compensation Limit, plus any contributions made to this Plan under Article V by a Participant. Sign-on bonuses paid to a Participant shall not count as Compensation under the SSRP, even though such amounts may be compensation under the RSIP.

2.16    Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which an SSRP Participant has made an annual irrevocable election to defer receipt pursuant to Article V.

2.17    Compensation Limit. “Compensation Limit” means the annual dollar limitation in effect for a Plan Year under Code Section 401(a)(17).

2.18    Core Company Credit. “Core Company Credit” means such amounts credited to an SSRP Participant’s Account under the terms of the SSRP in effect prior to January 1, 2018.

2.19    Covidien. “Covidien” means Covidien plc, an Irish public limited company.

2.20    Covidien SERP. “Covidien SERP” means the Covidien Supplemental Executive Retirement Plan, dated as of June 29, 2007.

2.21    Covidien SSRP. “Covidien SSRP” means the Covidien Supplemental Savings and Retirement Plan, as in effect as of the date of the Separation.

2.22    Disability. “Disability” means that a Participant either (a) has been determined to be eligible for Social Security disability benefits or (b) has been approved to receive benefits under the Company’s long-term disability program as in effect at the time of disability.

2.23    Discretionary Credit. “Discretionary Credit” means any amount credited to an SSRP Participant’s Account under Section 6.3.

2.24    Effective Date. “Effective Date” means the original effective date of the Plan, which is April 1, 2013.

2.25    Eligible Employee. “Eligible Employee” for purposes of Article V and Section 6.1 shall include any individual who is (a)(i) a common-law employee on the payroll of any United States Subsidiary of Mallinckrodt Enterprises LLC (other than Puerto Rico), (ii) a U.S. citizen or a resident alien permanently assigned to work in the United States, and (iii) is classified within the Company’s compensation structure as a member of career band 0,1, 2 or 3; or (b) a Grandfathered Participant. Solely for purposes of determining eligibility for Company Credits under Section 6.2, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (a) above and who, for a relevant Plan Year, is paid Compensation in excess of the Compensation Limit. Notwithstanding the foregoing, employees who currently participate in a Non- U.S. Mallinckrodt Pharmaceuticals Retirement Plan” shall not be Eligible Employees for purposes of the Plan. A “Non-U.S. Mallinckrodt Pharmaceuticals Retirement Plan” is defined as any pension or retirement plan, program or scheme established outside the United States of America that is either sponsored by a non-U.S. Mallinckrodt Pharmaceuticals Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country.

2.26    Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral, including a Bonus Deferral, under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year. An Enrollment and Payment Agreement may be filed in any form so designated by the Plan Administrator, including electronically.

2.27    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.28    Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the last Friday of each December.

2.29    Grandfathered Participant. “Grandfathered Participant” means an individual who had an Enrollment and Payment Agreement in effect as of December 31, 2017, and elects to continue to have an Enrollment and Payment Agreement in effect with respect to Compensation earned on or after January 1, 2018, but who, as of January 1, 2018, is not classified within the Company’s compensation structure as a member of career band 0, 1, 2 or 3. Such an individual shall cease to be a Grandfathered Participant as of the earliest of (a) his or her Separation from Service, (b) the end of the Plan Year in which he or she no longer has a Compensation Deferral election in place, for whatever reason, or (c) the first day of a Plan Year coincident with or next following the date he or she becomes an Eligible Employee. Therefore, if an individual who is a Grandfathered Participant as of January 1, 2018 ceases to have a Compensation Deferral in effect after that date for any reason, he or she shall cease to be a Grandfathered Participant in accordance with this provision.

2.30    Matching Credit. “Matching Credit” means an amount credited to an SSRP Participant’s Account under Section 6.1.

2.31    Measurement Funds. “Measurement Funds” means the investment alternatives offered under the RSIP unless the Mallinckrodt Pharmaceuticals Retirement Investments Committee takes an affirmative action, in its sole discretion, to discontinue, substitute, or modify such investment alternatives solely for purposes of the Plan. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. Unless the Mallinckrodt Pharmaceuticals Retirement Investments Committee otherwise determines, in its sole discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.32    Participant. “Participant” means either a SERP Participant or an SSRP Participant, as applicable and as the context so requires. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.

2.33    Payment Date. “Payment Date” means February 15 of each respective Plan Year, or, as described in Section 7.5, any later date in such Plan Year.

2.34    Plan. “Plan” means the combination of the SERP and the SSRP, each as amended from time to time hereafter.

2.35    Plan Administrator. “Plan Administrator” means the Mallinckrodt Pharmaceuticals Retirement Administrative Committee (or its successor or successors) appointed in accordance with the Mallinckrodt Pharmaceuticals Employee Benefit Plans Governance Structure to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).

2.36    Plan Year. “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

2.37    Prior Eligible Employee. “Prior Eligible Employee” means any Eligible Employee who incurs a Separation from Service from the Company or who elects to cancel his or her Compensation Deferral election pursuant to the reasons set forth in Section 5.6 of the Plan.

2.38    Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.

2.39    Retirement. “Retirement” means a Participant’s termination of employment with the Company (other than for Cause) after attaining age 55 and having a combined age plus Years of Service equal to or greater than 60.

2.40    RSIP. “RSIP” means the Mallinckrodt Pharmaceuticals Retirement Savings and Investment Plan (or its immediate predecessor or any successor plan if the context so indicates) applicable to a Participant.

2.41    Sales Incentive Compensation. “Sales Incentive Compensation” means any sales incentive compensation paid to an SSRP Participant during a Plan Year before such commission is reduced for any amounts deferred by the SSRP Participant pursuant to Code Section 401(k) or Code Section 125, or any other nonqualified plan which permits the voluntary deferral of compensation.

2.42    Separation. “Separation” means a transaction whereby the public shareholders of Covidien plc will be issued dividends consisting of the capital interest of Mallinckrodt Enterprises LLC. As a result of the transaction, Mallinckrodt Enterprises LLC will no longer be an Affiliated Company with respect to Covidien plc.

2.43    Separation Date. “Separation Date” means the last day of a Participant’s active employment with the Company before incurring a Separation from Service without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.

2.44    Separation from Service. “Separation from Service” or “Separates from Service” means a Participant’s separation from service with the Company within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder. A Separation from Service shall be deemed to have occurred with respect to any Participant who experiences a Subsidiary Change of Control, even if such Participant remains employed by the affected subsidiary on the day immediately after the Subsidiary Change of Control occurs.

2.45    Separation Payment. “Separation Payment” is the payment made under the Plan that is on account of a Participant’s Separation from Service as described in Section 8.1.

2.46    SERP. “SERP” means the portion of the SSRP that is composed of the spin-off of notional account balances from the Covidien SERP.

2.47    SERP Participant. “SERP Participant” means any individual who has an amount credited to his or her Account in the SERP.

2.48    Specified Date Payment. “Specified Date Payment” has the meaning set forth in Section 8.1.

2.49    SSRP. “SSRP” means the Mallinckrodt Pharmaceuticals Supplemental Savings and Retirement Plan, as amended from time to time hereafter.

2.50    SSRP Participant. “SSRP Participant” means any Eligible Employee who has an Account in the SSRP or a former Eligible Employee who has an Account in the SSRP that is not fully distributed.

2.51    Subsidiary Change of Control. “Subsidiary Change of Control” means a change in the ownership of a corporation within the meaning of Treasury Regulations 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

2.52    Tyco SERP. “Tyco SERP” means the Tyco International (US) Inc. Supplemental Executive Retirement Plan.

2.53    Tyco SSRP. “Tyco SSRP” means the Tyco Supplemental Savings and Retirement Plan in effect on June 29, 2007.

2.54    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant or the Participant’s spouse, Beneficiary or dependents within the meaning of Code Section 409A(a)(2)(B)(ii) and the regulations and rulings promulgated thereunder.

2.55    Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.

ARTICLE III
Administration
3.1    Plan Administrator. The Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan; to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan; and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.

ARTICLE IV
Participation

4.1    Eligible Employees. Any Eligible Employee who (i) elected to make Compensation Deferrals under Section 5.1 or Section 6.1 of the Covidien SSRP effective for the 2013 Plan Year or (ii) is entitled to a Company Credit or Discretionary Credit for the Plan Year which contains the Effective Date shall be deemed a Participant as of the Effective Date. An individual who is not otherwise an Eligible Employee as of the Effective Date but who has an Account transferred to the Plan from either the Covidien SSRP or the Covidien SERP shall also be deemed a Participant as of the Effective Date.

4.2    Future Eligible Employees. Any future Eligible Employee, other than a Prior Eligible Employee (defined in Section 2.37), will become an SSRP Participant for the first full pay period following the date on which a Compensation Deferral election is in place or immediately following the date on which a Company Credit or Discretionary Credit is made on behalf of the Eligible Employee.

4.3    Prior Eligible Employees. A Prior Eligible Employee will be eligible to become an SSRP Participant as of the first day of the Annual Enrollment Period that occurs immediately after the Prior Eligible Employee’s reemployment date or, if applicable, such other date required under Code Section 409A.

ARTICLE V
Basic Deferral Participation

5.1    Election to Participate. Except as otherwise provided herein, an Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator during an Annual Enrollment Period, a Compensation Deferral with respect to Compensation payable in the next Plan Year to the extent the services giving rise to such Compensation will be performed in such Plan Year. With respect to Bonus Compensation which constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A and is based on services performed over a period of at least twelve months, an Eligible Employee may elect (by filing an Enrollment and Payment Agreement with the Plan Administrator no later than the date (chosen by the Plan Administrator) that is at least six months before the end of the performance period) a Compensation Deferral with respect to Bonus Compensation payable in the next Plan Year to the extent the Services giving rise to such Bonus Compensation will be performed in the current Plan Year; provided however, such election shall be effective only to the extent that the Eligible Employee has continuously performed services from the date the performance criteria are established through the date the Participant makes his or her election and the Compensation is not substantially certain to be paid and is not readily ascertainable as of the date of such election. An Enrollment and Payment Agreement may be filed by such method as may be established by the Plan Administrator, including electronically. With respect to an individual who first becomes an Eligible Employee during a Plan Year (due to hire or promotion, but excluding Prior Eligible Employees), on or before June 30, or such other date as determined by the Plan Administrator, any such Eligible Employee may file an Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Compensation (other than Bonus Compensation) payable for the remainder of such Plan Year (but only with respect to Compensation earned after the filing of such election). With respect to an individual who first becomes an Eligible Employee during a Plan Year (due to hire or promotion, but excluding Prior Eligible Employees), after June 30, or such other date as determined by the Plan Administrator, any such Eligible Employee may file an Enrollment and Payment Agreement (generally during the next Annual Enrollment Period) that will be effective for Compensation, as applicable, for which the services to which the Compensation relate are rendered in the next Plan Year; provided, however, that in no circumstances will any such Eligible Employee make an election for the Plan Year in which the Eligible Employee is hired or promoted. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.

5.2    Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year, an SSRP Participant shall irrevocably elect to defer as a whole percentage (a) up to 75% of his or her Compensation, excluding Bonus Compensation, for the applicable Plan Year (or remainder of the Plan Year, as the case may be); and/or (b) up to 75% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.

5.3    Deferral Limits. With respect to the SSRP, the Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under the Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

5.4    Period of Commitment. An SSRP Participant’s Compensation Deferral shall be effective only for the immediately succeeding Plan Year (or the remainder of the current Plan Year, as applicable) unless otherwise allowed by the Plan Administrator in its sole discretion; provided, however, that nothing herein gives the Plan Administrator the authority to suspend Compensation Deferrals made pursuant to an Enrollment and Payment Agreement other than for Disability, an Administrative Error Correction, an Unforeseeable

Emergency (as determined by the Plan Administrator in accordance with Section 8.6 herein) or as otherwise required by applicable law.

5.5    Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.11).

5.6    Compensation Deferral Cancellation. Notwithstanding any other provision of the Plan to the contrary, an SSRP Participant may elect to cancel his or her Compensation Deferral election due to a Disability or Unforeseeable Emergency. Following such cancellation, an SSRP Participant shall be a Prior Eligible Employee and may elect to recommence participation in the SSRP, provided that the SSRP Participant satisfies the requirements to be an Eligible Employee on a subsequent Annual Enrollment Date in accordance with Section 5.1 of the Plan.

For the avoidance of doubt, the provisions of this Article V shall not apply to SERP Participants.

ARTICLE VI
Matching, Company and Discretionary Credits

6.1    Matching Credits. An Eligible Employee, other than a Grandfathered Participant, who has elected to make Compensation Deferrals for a Plan Year may receive Matching Credits equal to 6% multiplied by the dollar amount of his or her Compensation Deferrals under Section 5.1. A Grandfathered Participant who has elected to make Compensation Deferrals for a Plan Year may receive Matching Credits equal to 3% multiplied by the dollar amount of his or her Compensation Deferrals under Section 5.1. Matching Credits shall be credited to an SSRP Participant’s Account as of the last day of the Plan Year, provided such Participant is employed by the Company on such date or dies, becomes Disabled or terminates employment due to Retirement during such Plan Year.

6.2    Company Credits. An SSRP Participant, other than a Grandfathered Participant, who is an Eligible Employee for purposes of this Section 6.2 for any Plan Year shall receive Company Credits for such Plan Year in an amount equal to six percent (6%) multiplied by the SSRP Participant’s Compensation (reduced by any Compensation Deferrals for such Plan Year under Section 5.1) in excess of the annual dollar limitation set forth in Code Section 401(a)(17) for such Plan Year. Company Credits shall be credited to an SSRP Participant’s Account as of the last day of a Plan Year, provided such Participant is employed by the Company on such date or dies, becomes Disabled or terminates employment due to Retirement during such Plan Year. As of January 1, 2018, Company Credits are intended to mimic the 3% Company Credit and 3% Core Credit that applied under the SSRP prior to that date.

An SSRP Participant who timely completes his or her Enrollment and Payment Agreement for a Plan Year shall have the portion of his or her Account attributable to any Company Credit for such Plan Year, if vested, distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. If such SSRP Participant does not file an Enrollment and Payment Agreement for a Plan Year by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to any Company Credit for such Plan Year paid as a Separation Payment in a single lump sum on the Payment Date during the year following the year in which the SSRP Participant’s Separation from Service occurs.
6.3    Discretionary Credits. An SSRP Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the SSRP Participant’s Account at such time or times as may be determined by the Company in its sole discretion.

An SSRP Participant who timely completes his or her Enrollment and Payment Agreement for a Plan Year and who receives a Discretionary Credit for such Plan Year shall have the portion of his or her Account attributable to such Discretionary Credit (if vested) distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. If such SSRP Participant does not file an Enrollment and Payment Agreement for such Plan Year by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Discretionary Credit for such Plan Year paid (if vested) as a Separation Payment in a single lump sum on the Payment Date during the year following the year in which the SSRP Participant’s Separation from Service occurs.
6.4    Vesting of Matching, Company, Core and Discretionary Credits. SSRP Participants shall have the portion of their Accounts attributable to Matching Credits, Company Credits and Core Company Credits attributable to pre-2018 Plan Years 100% vested upon the completion of two Years of Service (subject to Section 10.11). If earlier, the portion of an SSRP Participant’s Account attributable to Matching Credits, Company Credits and Core Company Credits shall become 100% vested (a) if he or she Separates from Service due to death, Disability or Retirement, (b) if he or she Separates from Service and becomes 100% vested in Company contributions credited to his or her account in the RSIP, or (c) upon the occurrence of a Change of Control (subject in each case to Section 10.11). The portion of an SSRP Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.11).

For the avoidance of doubt, the provisions of this Article VI shall not apply to SERP Participants.

ARTICLE VII
Participant Account

7.1    Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each SSRP Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, Core Company Credits and/or Discretionary Credits hereunder, as applicable, and amounts directly transferred from the Covidien SSRP and Covidien SERP as of the Effective Date, if any, on behalf of each applicable Participant. Compensation Deferrals pursuant to Section 5.1 shall be credited by the Plan Administrator to the SSRP Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the SSRP Participant’s election. A Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to the Plan and by any forfeitures.

7.2    Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Accounts that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to the Measurement Fund(s) that serves as the default investment option in the RSIP, unless the Plan Administrator makes an affirmative election otherwise in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to a Participant’s Account are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under the Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the funds to which his or her Account is deemed to be allocated.

7.3    Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4    Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.

7.5    Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated. If a payment is not made by the designated Payment Date under the Plan, the payment shall be made as soon as administratively practicable, but not later than December 31 of the calendar year in which the designated Payment Date occurs.

7.6    Separate Accounting. If and to the extent required for the proper administration of the vesting or payment provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into subaccounts on the books and records of the Plan, all of which subaccounts shall together constitute the Participant’s Account.

ARTICLE VIII
Payments to Participants

8.1    Distribution of Payments.

(a)Timing of Payment. Except as otherwise provided in Section 6.2, 6.3, 8.3, 8.4 or 8.9, any portion of the SSRP Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits, vested Core Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the SSRP Participant’s Separation from Service Date or as a payment to be made or to commence at a specified date, without reference to the SSRP Participant’s Separation from Service.

(b)Form of Payment. Unless Section 8.3 applies, Separation Payments and Specified Date Payments shall be made by one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum, or (ii) annual installments, payable over a maximum of 15 years.

(c)Separation Payments. A Separation Payment shall be made, or shall commence, on the Payment Date following the year in which the SSRP Participant’s Separation from Service Date occurs, except as provided in Section 8.9 for specified employees.

(d)Specified Date Payments. Except as otherwise provided in Section 8.3, a Specified Date Payment shall be made, or shall commence, on the Payment Date during the payment year designated by the SSRP Participant in the applicable Enrollment and Payment Agreement. A Specified

Date Payment may not begin any earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that Specified Date Payment.

(e)Specified Date Payments Following Separation from Service Date. If an SSRP Participant’s Separation from Service Date occurs before the scheduled Payment Date for one or more Specified Date Payments, and the SSRP Participant is not reemployed before the last day of the year in which the Participant’s Separation from Service Date occurs, such Specified Date Payment shall instead be made, or shall commence, on the Payment Date during the year following the year in which the SSRP Participant’s Separation from Service Date occurs, and if such SSRP Participant is not eligible for Retirement, then notwithstanding the Participant’s election on any Enrollment and Payment Agreement with respect to the Specified Date Payments, the SSRP Participant’s Specified Date Payments shall be paid in a single lump-sum payment on the Payment Date during the year following the year in which the Participant’s Separation from Service Date occurs, except as provided in Section 8.9 for specified employees.

8.2    Change in Election. An SSRP Participant may change the payment year and/or the form of an existing Specified Date Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the originally specified Payment Date (in the case of installment payments, the date of the first scheduled installment payment), provided that (a) such new election delays the payment year by at least five years from the original payment year, and (b) such change in election shall not be effective until 12 months from the date it is filed, and (c) any change in the form of payment may only occur if the form of payment is changing from a lump-sum payment to installments or from installment payments to installment payments of a longer duration. No change in payment date or form of payment may be made with respect to a Separation Payment once elected. In addition, an SSRP Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.

8.3    Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, (a) if the total value of an SSRP Participant’s Account on the first day of the Plan Year following his or her Separation from Service Date is less than $20,000, or (b) if an SSRP Participant has not satisfied the requirements that constitute a Retirement under the Plan, then the SSRP Participant’s Account shall be paid to the SSRP Participant in one lump sum on the Payment Date following the year in which the Participant’s Separation from Service Date occurs except as provided in Section 8.9 for specified employees.

8.4    Death or Disability Benefit. Upon the death or Disability of an SSRP Participant, the SSRP Participant or the SSRP Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment within 90 days of the date of the SSRP Participant’s death or Disability. Such payment shall be in an amount equal to the value of the SSRP Participant’s Account on the last day of the calendar quarter following the SSRP Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

8.5    Valuation of Payments. Any lump-sum benefit under Section 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of an SSRP Participant’s Account (or relevant portion thereof) on the Participant’s date of distribution, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (a) the value of the SSRP Participant’s Account (or relevant portion thereof) on the date of distribution of the first installment payment, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (b) the number of installment payments elected by the SSRP Participant.

The remaining installments shall be paid, respectively, in an amount equal to (x) the value of such Account (or relevant portion thereof) on the distribution date of the installment payment, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (y) the number of remaining unpaid installment payments.

8.6    Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of an SSRP Participant, determines that the SSRP Participant has suffered an Unforeseeable Emergency, the SSRP Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7.

8.7    Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.8    Effect of Payment. The full payment of the applicable benefit under this Article VIII and under the SERP shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of the Plan, and the Participant’s (and Beneficiary’s) rights under the Plan shall terminate.

8.9    Delay of Payment for Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of any Participant who is a “specified employee” as of the date of such Participant’s Separation from Service within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder, no distribution under the Plan shall be made, or shall commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

For the avoidance of doubt, the provisions related to the timing, form, valuation and distribution of payments to SERP Participants shall be governed by the SERP.

ARTICLE IX
Claims Procedures

9.1    Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator in accordance with the Plan Administrator’s procedures. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing using language calculated to be understood by the Participant or Beneficiary filing the claim (“Claimant”) and shall be delivered to the Claimant.

(a)In General. Notice of a denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period, and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(b)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall include a written explanation, using language calculated to be understood by the Claimant.
i.The decision shall set forth (A) the specific reason or reasons for such denial, (B) specific reference(s) to the relevant provision(s) of the Plan on which such denial is based, (C) a description, where appropriate, as to how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary, (D) the appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, (E) the time limits for requesting a review under Section 9.2, and (F) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

9.2    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administrator within the deadlines described below.

(a)In General. A Claimant (or his or her authorized representative) who timely requests a review of the denied claim may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(b)Deadline. Appeal of a denied benefits claim must be filed in writing with the Plan Administrator no later than 60 days after receipt of the written notification of such claim denial. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required, notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(c)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall set forth the reasons for denial in language calculated to be understood by the Claimant. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference(s) to the relevant provision(s) of the Plan on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the

Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

9.3    Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

9.4    Discretion of the Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE X
Miscellaneous

10.1    Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the orderly recording of deferral and payment elections and the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections and subject to Section 10.11.

10.2    Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII to the extent permitted by Code Section 409A and the regulations and rulings promulgated thereunder.

10.3    Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Plan Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.5    No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.6    Obligations to Company. If a Participant becomes entitled to payment of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate and shall be made in a manner consistent with Treasury Regulations Section 1.409A-3(j)(4)(xiii).

10.7    No Liability for Action or Omission. Neither the Company, the Plan Administrator, nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of the Plan.

10.8    Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, or his or her Beneficiary or successors in interest, nor shall such Account of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Plan Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump-sum distribution and shall be paid within 90 days following the Plan Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”

10.9    Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other company or parent, Affiliated Company, subsidiary or associated company shall be liable or responsible for such payment, and nothing in the Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the guarantee set forth in Section 10.10 below). The fact that a company or a parent, Affiliated Company, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his or her Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.

10.10    Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to ensure payment. The Company’s obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.11    Forfeiture for Cause. Notwithstanding any other provision of the Plan, if an SSRP Participant’s Separation from Service is for Cause, or if the Plan Administrator determines that an SSRP Participant who Separates from Service for any other reason had engaged in conduct prior to his or her separation which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such SSRP Participant’s Account under the SSRP shall be forfeited and shall not be payable hereunder.

10.12    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.13    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

10.14    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.15    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.16    Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.17    Amendment and Termination. The Plan may be amended, suspended, or terminated at any time (in whole or in part) by the Company in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan may be amended at any time and in any respect by the Company (and/or its operation modified by the Plan Administrator) if and to the extent recommended by Company counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to any other Code Section or regulation that bears on the tax-deferred character of the benefits provided hereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan (or any portion thereof), payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

ARTICLE XI
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PROVISIONS

1.    Introduction and Background.
This portion of the Plan is composed of the notional accounts of certain participants who participated in the Covidien SERP who are aligned with the Covidien plc pharmaceutical business unit in connection with the separation of Mallinckrodt Pharmaceuticals from the Covidien plc controlled group of corporations and whose accounts were spun off from the Covidien SERP and merged into the SSRP (“SERP Participant”). The Covidien SERP itself was created as a spin-off from the Tyco SERP. Tyco International (US) Inc. (“Tyco”) established the Tyco SERP as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Due to the enactment of Code Section 409A, Tyco froze the Tyco SERP as of December 31, 2004. As a result, all benefits accrued and vested under the Tyco SERP as of December 31, 2004 remained subject to the terms of the Tyco SERP on such date and became exempt from the provisions of Code Section 409A.
On June 29, 2007, Tyco International Ltd. spun off its healthcare business into a separate stand-alone company, which was renamed Covidien. This transaction is described in the Separation and Distribution Agreement filed by Covidien as Exhibit 2.1 on a Form 8-K dated July 5, 2007. In connection with this transaction, Tyco Healthcare Group LP, a United States subsidiary of Covidien, adopted the Covidien SERP to accept the transfer of accounts held in the Tyco SERP on behalf of employees who were aligned with the healthcare business that was spun off to become Covidien. Effective June 29, 2007, the Tyco SERP transferred an amount equal to the amount credited under the affected employee’s account in the Tyco SERP to the Covidien SERP. Effective April 1, 2013, the Covidien SERP transferred the same amount credited under the affected employees’ accounts in the Covidien SERP to the Plan. Since all benefits accrued and vested under the Tyco SERP became exempted from the provisions of Code Section 409A and no amounts remain unvested, the Covidien SERP and now the provisions of this portion of the Plan are grandfathered under Code Section 409A. No material modifications (e.g., plan amendments or the exercise of discretion by a service recipient) have been made nor will be made, and no new contributions will be accepted following the effective date of the SERP. As a result, the SERP will preserve its grandfathered status.
Any capitalized term not defined herein shall have the meaning given to it in the SSRP.
2.    Participant Credits. Effective April 1, 2013, the Company shall credit to a SERP Participant’s Account an amount equal to the amount credited to the Participant’s account in the Covidien SERP.
3.    Crediting Earnings and Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a SERP Participant’s Account in accordance with Article VII of the SSRP.
4.    Vesting. As of December 31, 2004, each SERP Participant became fully vested in the value of the amount credited to his or her Account (while the SERP was part of the Tyco SERP).

5.    Timing of Distribution. Upon initial enrollment in the Tyco SERP, a SERP Participant irrevocably elected on a form prescribed by Tyco to commence distribution of his or her vested Account balance either (a) upon his or her termination of employment, or (b) in any calendar year that is at least five years from initial participation in the SERP as may be selected by the SERP Participant, but not later than the year in which the SERP Participant attains age 70 (the “Distribution Year”). These elections remained in place for the Covidien SERP and shall remain in place and apply to a SERP Participant in the SERP such that any reference to the Tyco SERP or the Covidien SERP shall be replaced with the SERP and any reference to Tyco or Tyco International Ltd. shall be replaced with the Company, as applicable. If no election is made, the distribution will commence upon the SERP Participant’s termination of employment in the form of a lump sum payment.
6.    Method of Distribution.
(a)    Upon initial enrollment in the Tyco SERP, a SERP Participant irrevocably elected on a form prescribed by Tyco to receive his or her vested Account balance pursuant to one of the payment options described below. These elections remained in place for the Covidien SERP and shall remain in place and apply to the SERP such that any reference to the Tyco SERP or the Covidien SERP shall be replaced with the SERP and any reference to Tyco or Tyco International Ltd. shall be replaced with the Company, as applicable.
(i)    A single lump sum to be paid as soon as practicable following the quarter in which the SERP Participant terminates his or her employment with the Company or an Affiliated Company or as soon as practicable in the beginning of the Distribution Year.
(ii)    Annual installments, in an amount determined in accordance with Section 6(d), over a period not to exceed 15 years, beginning as soon as practicable in the beginning of the calendar year next following the year in which the SERP Participant terminates his or her employment with the Company or an Affiliated Company or as soon as practicable in the beginning of the Distribution Year.
If no election is made, the distribution will be made in a lump sum pursuant to (i) above.
(b)    All amounts credited to each SERP Participant’s Account which become payable hereunder shall be paid by the Company or an Affiliated Company in cash. Each such Account shall be charged with the amount distributed with respect thereto as of the date of payment.
(c)    In the event a benefit is paid in a single lump sum, the value of a SERP Participant’s Account shall be determined as of the end of the quarter following the SERP Participant’s termination of employment, or the end of the last quarter immediately preceding the Distribution Year, as the case may be.
(d)    In the event a benefit is paid in installments, each annual installment payment amount shall be determined in the following manner:
(i)    the value of the SERP Participant’s Account balance as of the end of the quarter preceding the payment, divided by
(ii)    the total number of installment payments not yet made.
7.    Payments Upon Death.

(a)    In the event of a SERP Participant’s death prior to his or her termination of employment with the Company or an Affiliated Company, the value of the amount credited to the SERP Participant’s Account as determined under Section 6 shall be paid to the SERP Participant’s Beneficiary in a single lump sum as soon as practicable after such SERP Participant’s death.
(b)    In the event of a SERP Participant’s death after his or her termination of employment but before full distribution of the amounts to be paid to him or her pursuant to Section 6 has been completed, the value of the amounts payable under Section 6 shall be paid to the SERP Participant’s Beneficiary in a single lump sum as soon as practicable after such SERP Participant’s death.
(c)    Each SERP Participant may designate, from time to time, a Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any amounts which remain credited to the SERP Participant’s Account at the time of his or her death shall be paid. Each such designation shall revoke all prior designations by the same SERP Participant, except to the extent otherwise specifically noted, shall be in a form prescribed by the Company and shall be effective only when filed by the SERP Participant in writing with, and acknowledged by, the Company during his or her lifetime.
8.    Plan Administration and Interpretation. This portion of the Plan relating to SERP Participant accounts shall be administered by the Plan Administrator, pursuant to Section 3.1 of the SSRP.
9.    Claims Procedure. The claims procedure for any SERP Participant or Beneficiary of a deceased SERP Participant shall be governed by Article IX of the SSRP.
10.    Termination and Modification. The Company may terminate or amend this portion of the SSRP in accordance with Section 10.17 of the SSRP.